WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                           320 Park Avenue, Suite 2500
                         New York, New York  10022-6815



                                                        As  of  March  30,  2000


Politic  Acquisition  Corp.
c/o  Welsh,  Carson,  Anderson  &  Stowe
320  Park  Avenue,  Suite  2500
New  York,  New  York  10022-6815

Ladies  and  Gentlemen:

          Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), between Policy Management Systems
Corporation, a South Carolina corporation (the "Company"), and Politic Acquisition Corp., a South Carolina corporation ("Acquisition"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

          We agree that, at the Effective Time, subject to the satisfaction or waiver (with our consent) of each of the conditions precedent set forth in Sections 6.01 and 6.02 of the Merger Agreement, Acquisition will be capitalized with common equity in an aggregate amount of between $339.7 million and $429.4 million or between 24,261,429 shares and 30,671,429 shares from Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII") and certain affiliated investors (together with WCAS VIII, the "Investors"). The equity commitment of the Investors will increase proportionately above $339.7 million to the extent the Company's shareholders elect to retain more than the minimum number of retained shares specified by the Merger Agreement. The proceeds of such investment will be used by Acquisition to consummate the Merger and related transactions as set forth in the Merger Agree-ment and to provide additional equity capital for the future working capital needs and general corporate purposes of the Surviving Corporation and the Subsidiaries. The Investors will be under no obligation under any circumstances to capitalize Acquisition with aggregate equity of more than $429.4 million. At the time of, and subject to, the consummation of the Merger, WCA Management Corporation or another designee of WCAS VIII shall be entitled to receive from the Surviving Corporation a financing fee equal to 1.25% of the total equity and debt financing provided by WCAS VIII and its affiliated entities and persons.

          Notwithstanding anything that may be expressed or implied in this letter agreement, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than WCAS VIII shall have any obligation hereunder and that, notwithstanding that WCAS VIII and certain of the other Investors are partnerships, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of WCAS VIII or of any other Investor, against any current or future general or limited partner of WCAS VIII or of any other Investor or against any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of WCAS VIII or of any other Investor or any current or future general or limited partner of WCAS VIII or of any Investor or any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of WCAS VIII or of any Investor under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

                                                Very  truly  yours,

                                                WELSH,  CARSON,  ANDERSON  &
                                                    STOWE  VIII,  L.P.

                                                By  WCAS VIII Associates LLC,
                                                    General  Partner



                                                By  /s/  Thomas E. McInerney
                                                   -----------------------------
                                                          Managing  Member